EXHIBIT 99.1

NEWS RELEASE

Contact(s):	Media Inquiries:	Visteon Corporation
	Kimberly A. Welch	Corporate Communications
	(313) 755-3537	17000 Rotunda Drive
	kwelch5@visteon.com	Dearborn, Michigan 48120
Facsimile: (313) 755-7983
Jim Fisher
(313) 755-0635
jfishe89@visteon.com

Investor Inquiries:
Derek Fiebig
(313) 755-3699
dfiebig@visteon.com

VISTEON PROVIDES FINANCIAL OUTLOOK

DEARBORN, Mich., January 8, 2004 — Visteon Corporation (NYSE: VC) will provide its financial outlook for full year 2004 and fourth quarter and full year 2003 during a presentation to financial analysts and investors today. The company expects GAAP net income in the range of $65 to $130 million or $0.50 to $1.00 per share for the full year 2004. For the full year 2003, the company anticipates a GAAP net loss in the range of $1.13 to $1.25 billion or $9.00 to $9.95 per share, including significant special charges.

“We expect 2004 will be a defining year for Visteon. Our expected improvement in financial performance reflects new incremental business coming on stream in 2004, benefits of the recently announced commercial agreements with Ford, the non-recurrence of special charges, and our ability to work with our union partners around the world to strengthen our results,” said Peter J. Pestillo, Visteon’s chairman and chief executive officer. “We will also benefit from the investments we have made in restructuring actions over the past several years, continued cost control and improved operational performance.”

2004 Outlook

Revenue for 2004 is projected to be about $18.6 billion, up $1 billion from 2003, reflecting Non-Ford revenue growth. Non-Ford revenue is expected to reach approximately $5.1 billion, and represent 27% of total revenue.

Year-over-year improvement in earnings is expected to result from: savings related to the European Plan for Growth, exit of seating, and other actions; decreased OPEB expenses; lower SG&A expenses; material cost savings and manufacturing efficiencies; offset partially by price reductions and unfavorable economics. Additionally, the company expects minor

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NEWS RELEASE

restructuring charges in 2004, significantly lower than the restructuring charges and other special charges recorded in 2003.

Fourth Quarter and Full Year 2003

For the fourth quarter 2003, Visteon expects to record a GAAP net loss in the range of $780 to $900 million or $6.20 to $7.15 per share, on revenue of $4.4 billion. Included in these results are a number of special items, including $250 to $290 million of fixed asset write-downs, an increase of $425 to $475 million in a deferred tax asset valuation allowance, and restructuring charges of approximately $25 to $35 million. In aggregate, after tax, these special items total $700 to $800 million or $5.55 to $6.35 per share.

For the full year 2003, Visteon expects to record a GAAP net loss in the range of $1.13 to $1.25 billion or $9.00 to $9.95 per share, on estimated revenue of $17.6 billion. Included in these results are the previously mentioned fixed asset write-downs and increase in the deferred tax asset valuation allowance, restructuring and other special items of approximately $215 to $225 million. In aggregate these special items total $890 to $990 million or $7.10 to $7.90 per share. The full year results also include the 2003 UAW ratification bonus of $41 million after tax.

Visteon expects to release fourth quarter and full year actual results on Friday, January 23, 2004.

Visteon’s presentation at the conference will be webcast live beginning at approximately 1:15 p.m. ET. The webcast and presentation material will be accessible through Visteon’s website at www.visteon.com/presentations. A replay will be available for one week following the event.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 75,000 employees and a global delivery system of more than 180 technical, manufacturing, sales and service facilities located in 25 countries.

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” and “projects” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in our periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Visteon’s business, financial condition, and results of operations. We assume no obligation to update these forward-looking statements.

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Visteon news releases, photographs and product specification details are available at www.visteon.com

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